EXHIBIT 21.1

LIST OF SUBISIDIARIES

Listed below are our subsidiaries, our percentage ownership in each subsidiary and the total number of active subsidiaries directly or indirectly owned by each subsidiary as of September 30, 2014.

	% Ownership	U.S.	Non-U.S.

Caspian Services Group Limited, BVI	100%	0	1
Caspian Services Group LLP, Kazakhstan(1)

Caspian Services Group B.V., Netherlands	100%	0	1
Caspian Services LLC, Russian Federation(2)

Caspian Geophysics Ltd., BVI	100%	0	2
Tat-Arka LLP, Kazakhstan(3)
Veritas-Caspian, LLP, Kazakhstan(4)

Caspian Real Estate Ltd., BVI	100%	0	2
Balykshi LLP, Kazakhstan(5) Mangistau Oblast Boat Yard LLP, Kazakhstan (6)

Kyran Holdings Ltd., Saint Vincent and The Grenadines	100%	0	1
Mangistau Oblast Boat Yard LLP, Kazakhstan (7)

(1)  Caspian Services Group Limited owns a 100% interest in Caspian Services Group LLP.
(2)  Caspian Services Group B.V. owns a 100% interest in Caspian Services LLC
(3) Caspian Geophysics Ltd. owns a 100% equity interest in Tat-Arka LLP.
(4) TatArka LLP owns a 40% equity interest in Veritas-Caspian LLP.
(5) Caspian Real Estate Ltd. owns a 78% equity interest in Balykshi LLP.
(6) Balykshi LLP owns a 20% equity interest in Mangistau Oblast Boat Yard LLP.
(7) Kyran Holdings Ltd. owns a 50% equity interest in Mangistau Oblast Boat Yard LLP.